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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 3)

                                   CNET, Inc.
                                   ----------
                                (Name of Issuer)

                          Common Stock, .0001 par value
                                    per share
                         ------------------------------
                         (Title of Class of Securities)


                                    125945105
                         ------------------------------
                                 (CUSIP Number)


                                February 25, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3/98)

------------------------------------------                                                      ------------------------------------
CUSIP NO.                                                         13G                           PAGE 2 OF 8 PAGES
------------------------------------------                                                      ------------------------------------

-------- ---------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Paul G. Allen

-------- ---------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) [ ]
                                                                                                            (b) [ ]

-------- ---------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY



-------- ---------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States of America

------------------------------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  -0- shares

        NUMBER OF           ----- --------------------------------------------------------------------------------------------------
          SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 -0- shares
           EACH
        REPORTING           ----- --------------------------------------------------------------------------------------------------
          PERSON             7    SOLE DISPOSITIVE POWER
           WITH
                                  -0- shares

                            ----- --------------------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0- shares

------------------------------------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-   shares

-------- ---------------------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- ---------------------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

-------- ---------------------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN

-------- ---------------------------------------------------------------------------------------------------------------------------
                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------                                                      ------------------------------------
CUSIP NO.                                                         13G                           PAGE 3 OF 8 PAGES
------------------------------------------                                                      ------------------------------------

-------- ---------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Vulcan Ventures Incorporated      IRS ID No. 91-1374788
-------- ---------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                            (a) [ ]
                                                                                                            (b) [ ]

-------- ---------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


-------- ---------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Washington

------------------------------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

                                  -0- shares

        NUMBER OF           ----- --------------------------------------------------------------------------------------------------
          SHARES             6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 -0- shares
           EACH
        REPORTING           ----- --------------------------------------------------------------------------------------------------
          PERSON             7    SOLE DISPOSITIVE POWER
           WITH
                                  -0- shares

                            ----- --------------------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  -0- shares

------------------------------------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0- shares

-------- ---------------------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- ---------------------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

-------- ---------------------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         CO

-------- ---------------------------------------------------------------------------------------------------------------------------


                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a). NAME OF ISSUER: CNET, Inc.

ITEM 1 (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            150  Chestnut Street

            San Francisco, CA 94111

ITEM 2 (a). NAME OF PERSON FILING: Paul G. Allen and Vulcan Ventures
            Incorporated

ITEM 2 (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            110 - 110th Avenue N.E.

            Bellevue, Washington 98004

ITEM 2 (c). CITIZENSHIP: Paul G. Allen is a citizen of the United States of
            America. Vulcan Ventures Incorporated is a corporation organized under the laws of the State of Washington.

ITEM 2 (d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.0001 per share

ITEM 2 (e). CUSIP NUMBER: 125945105

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A: Not applicable.

     (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned: -0- shares

     (b)  Percent of Class: 0%

     (c)  Number of Shares as to which Such Person has:

                  (i)      sole power to vote or to direct the vote                         -0- shares
                  (ii)     shared power to vote or to direct the vote                       -0- shares
                  (iii)    sole power to dispose or to direct the disposition of            -0- shares
                  (iv)     shared power to dispose or to direct the disposition of          -0- shares
----------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.


ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.  CERTIFICATION

                  Not applicable.

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    VULCAN VENTURES INCORPORATED

         April 5, 2000              By:       /s/ William D. Savoy
                                       -----------------------------------------
                                           William D. Savoy, Vice President


         April 5, 2000                                  *
                                    --------------------------------------------
                                    Paul G. Allen


                                   *By:      /s/ William D. Savoy
                                       -----------------------------------------
                                    William D. Savoy as Attorney-in Fact for
                                    Paul G. Allen pursuant to a Power of
                                    Attorney filed on August 30, 1999, with the
                                    Schedule 13G of Vulcan Ventures Incorporated
                                    and Paul G. Allen for Pathogenesis, Inc.
                                    and incorporated herein by reference.

                                  EXHIBIT INDEX

     EXHIBIT                            DESCRIPTION
     -------                            -----------

       99.1   Joint Filing Agreement

       99.2 Power of Attorney filed on August 30, 1999, with the Schedule 13G of Vulcan Ventures Incorporated and Paul G. Allen for Pathogenesis, Inc. (Incorporated herein by reference.)



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